UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

Oakley, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-13848	95-3194947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Icon
Foothill Ranch, California  92610
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(949) 951-0991

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).    Compensatory Arrangements of Certain Officers.

This Current Report on Form 8-K/A is being filed by Oakley, Inc. (the “Company”) as Amendment No. 1 to the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on June 5, 2007 (the “Original Filing”).  The Original Filing stated that the Compensation and Stock Option Committee of the Board of Directors of the Company (the “Compensation Committee”) amended on May 31, 2007 the Employment Agreement dated September 19, 2005 between the Company and D. Scott Olivet, the Company’s Chief Executive Officer (the “Employment Agreement”).  In fact, on May 31, 2007, the Compensation Committee did not amend, but rather agreed to amend, the Employment Agreement to address the treatment of awards made under the Company's long-term incentive plan (“LTIP”) to Mr. Olivet in the event of termination of employment.  The Compensation Committee agreed to amend the Employment Agreement to treat such awards consistent with similar amendments approved in the same meeting to the Company’s severance plans, taking into account the specific provisions of the Employment Agreement that vary from the provisions of the Company’s severance plans.

On September 19, 2007, pursuant to the above authorization, the Company and Mr. Olivet agreed to the terms of an Amendment to the Employment Agreement (the “Amendment”).  Specifically, in the event of a termination without cause or a termination for good reason that occurs absent a change in control and prior to certification of the LTIP awards by the plan administrator, to be eligible for any payment of awards under the LTIP, Mr. Olivet must be employed for at least two-thirds (2/3) of the performance period underlying the awards.  If so employed, all equity (performance unit) and cash awards under the LTIP granted to Mr. Olivet would be paid out, if earned based on meeting the Company performance measures as set forth in the award grant, at fifty percent (50%) of the pro rated amount that is calculated based on the percentage of time employed during the performance period for such awards.  Such awards would be paid out in full on the first date that any payment is made on a similar award, based on the same performance criteria and performance period, to any other officer of the Company who is still employed by the Company through such payment date.  In the event of a termination without cause or a termination for good reason that occurs in connection with, or within twenty four (24) months following, a change in control that occurs prior to the certification of the LTIP awards, the provisions above apply with three exceptions. First, Mr. Olivet need not be employed for at least two-thirds (2/3) of the performance period underlying the awards to be eligible for any payment of awards under the LTIP.  Second, cash awards earned under the LTIP would be paid out at one hundred percent (100%) of the pro rated amount payable rather than fifty percent (50%).  Third, performance unit awards would be paid out at the greater of (x) one hundred percent (100%) of the pro rated amount payable rather than fifty percent (50%) and (y) one hundred percent (100%) of the shares payable upon immediate vesting of the target shares. For any such termination that occurs following the certification of the goals by the plan administrator, 100% of Mr. Olivet's then-unvested cash and performance unit awards would become immediately vested as of the termination date and would be paid out in full within ten (10) business days following the effective date of a release of claims against the Company.

Additionally, such Amendment contains amendments to the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.  The Compensation Committee ratified the Amendment in its entirety at its regular meeting on September 19, 2007.

The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Amendment.  The Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01(d).    Exhibits.

10.1              Amendment to Employment Agreement, dated as of September 19, 2007, by and between Oakley, Inc. and D. Scott Olivet

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OAKLEY, INC.

Date: September 20, 2007                                                               By:           /s/ Richard Shields__________
Name:   Richard Shields
Title:      Chief Financial Officer